Exhibit 23.7

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in this Registration Statement on Form S-4 of American Midstream Partners, LP of our report dated March 1, 2017, relating to the financial statements of Tri-States NGL Pipeline, L.L.C., as of and for the year ended December 31, 2016, appearing in the Annual Report on Form 10-K of American Midstream Partners, LP for the year ended December 31, 2016, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP

Houston, Texas

September 19, 2017